Exhibit 10.49C

SEPARATION AGREEMENT WITH JOSEPH T. RUBLE

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into on April 21, 2016, by and among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and JOSEPH T. RUBLE (the “Executive”).  CSGS and Systems collectively are referred to in this Agreement as the “Company”.

W I T N E S S E T H:

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement dated November 30, 2015 (the “Employment Agreement”), pursuant to which Executive currently serves as an Executive Vice President, General Counsel, Corporate Secretary, and Chief Administrative Officer of the Company; and

WHEREAS, effective May 31, 2016, the Company intends to implement significant organizational changes in its management structure which will include, among other things, elimination of the position of Chief Administrative Officer; and

WHEREAS, when implemented, certain of the organizational changes referred to in the preceding preamble will give rise to Executive’s rights under Paragraph 10(f) of the Employment Agreement; and

WHEREAS, Executive has informed the Company that he intends to exercise his right to terminate his employment under Paragraph 10(f) of the Employment Agreement on May 31, 2016, and the Company and Executive mutually desire to arrange for such termination to be accomplished upon terms and conditions intended both to provide Executive with certain compensation and benefits and to provide for an orderly transition of Executive's duties within the Company;

NOW, THEREFORE, in consideration of the terms and provisions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.Separation Pursuant to Paragraph 10(f) of the Employment Agreement.  The Company acknowledges and agrees that the significant organizational changes in its management structure which the Company intends to implement on May 31, 2016, when implemented will give rise to Executive’s rights under Paragraph 10(f) of the Employment Agreement and at such time will entitle Executive to terminate his employment with the Company and to receive the payments and benefits provided in Paragraph 10(d) of the Employment Agreement.  The Company waives the requirement under Paragraph 10(f) of the Employment Agreement that Executive give the Company the written notice specified in such Paragraph 10(f) and acknowledges that, given the intended significant organizational changes in the Company's management structure, the Company is unable to cure the conditions giving rise to such rights of Executive.

2.Continued Employment; Resignation.  Executive will continue his employment as an Executive Vice President, General Counsel, Corporate Secretary, and Chief Administrative Officer of the Company under and pursuant to the terms of the Employment Agreement until May 31, 2016 (the “Resignation Date”), and on such date Executive will cease to be an Executive Vice President, General Counsel, Corporate Secretary, and Chief Administrative Officer of the Company.  Executive will continue his employment as a non-executive employee of the Company from June 1, 2016, through July 15, 2016 (the “Separation Date”), and the Company agrees in all events (other than Executive's death or termination for Cause) to continue Executive's employment from the date of this Agreement through the Separation Date regardless of any disability of Executive and will not take any action to terminate the employment of Executive prior to July 15, 2016, except for Cause and only in the event that Cause actually exists.  Until the Resignation Date, Executive will continue to have the responsibilities, duties, and authorities currently associated with his positions as an Executive Vice President, General Counsel, Corporate Secretary, and Chief Administrative Officer of the Company. After the Resignation Date, from June 1, 2016, through July 15, 2016, Executive’s employment will be in a non-executive, non-officer capacity solely to assist, as requested by the Chief Executive Officer of the Company, with the transition of his previous duties to other employees of the Company.  After the Resignation Date, Executive (i) will not have any duties or perform any functions for the Company or any subsidiary or affiliate of the Company corresponding to the duties or functions of an officer of the Company or any subsidiary or affiliate of the Company and (ii) will not perform any policy-making functions for the Company or any subsidiary or affiliate of the Company.  Executive hereby resigns as an officer of and from all other positions with CSGS and Systems, effective on the Resignation Date, and the Company accepts such resignation.  The Company and Executive will use their respective best efforts to effect Executive's resignation or removal from all positions with any direct or indirect subsidiaries or affiliates of CSGS other than Systems as soon as practicable after the Resignation Date.

(a)	Compensation in Respect of Continued Employment.

(i)General.  Executive’s base salary, perquisites, and expense reimbursements under Paragraphs 6, 7, and 8 of the Employment Agreement through the Resignation Date will remain the same as those in effect on the date of this Agreement.  During the period from June 1, 2016, through July 15, 2016, the Company will pay Executive a salary at an annual rate equal to fifty percent (50%) of his base salary in effect as of the date of this Agreement and at the expense of the Company will continue to provide to Executive and his eligible dependents individual or group medical, hospital, dental, and long-term disability insurance coverages and group life insurance coverage comparable to those coverages which are provided to the Company's then senior executives.  Such salary will be paid in accordance with the Company's regular payroll practices.

(ii)Equity Incentives.  Executive’s existing Restricted Stock Awards from CSGS will continue to vest and be earned and payable to Executive in accordance with their terms through July 15, 2016.  Further, the 17,825 time-based Restricted Stock Awards which were granted to Executive on November 18, 2015, pursuant to the Restricted Stock Award Agreement executed on November 30, 2015 (“November RSAA”) will vest in their entirety without restriction on the Resignation Date pursuant to Section 15(a) of the November RSAA unless the employment of Executive is terminated by the Company for Cause prior to the Resignation Date.

(iii)Resignation from Stock Repurchase Committee.  The Stock Repurchase Committee of the Company is comprised of certain members of the Company's senior management and is generally responsible for the governance and administration of the repurchase of shares of CSGS.  This Agreement constitutes the immediate resignation of Executive from the Stock Repurchase Committee, and the Company hereby accepts such resignation.

(iv)Stock Ownership Guideline Termination. The Company has a policy in effect whereby the Executive is required to hold shares equivalent to one times his base salary.  The Company agrees that such stock holding requirement will no longer apply to Executive after the date of this Agreement.  However, Executive shall continue to comply with all applicable securities and other laws and Company policies with respect to dispositions of CSGS stock.

(v)Electronic Devices.  As of the Separation Date, Executive shall be entitled to retain as his own property the Company-owned HP computer, iPad, and iPhone which he currently uses and all personal information contained on each such device, including Outlook Contacts and Calendar entries.  The Company shall have its IT department remove all confidential or proprietary material from such devices, and the office of the CISO shall audit such devices for compliance.

(vi)Personal Effects.  The Company shall arrange for the professional packing of Executive’s personal effects in his office and the shipment of such items to his personal residence.

(b)Death of Executive.  If Executive dies prior to the date on which he becomes entitled to receive (and has received) all compensation and benefits which he is due under Paragraph 10(d) of the Employment Agreement, the November RSAA, or this Agreement (without duplication), then the Company shall pay to his estate all such compensation when otherwise due, and all such equity and benefits when otherwise payable, as though Executive had not died.

3.Definition of "Cause".  For purposes of this Agreement, "Cause" means only (i) Executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty associated with the Company, (ii) Executive's certification of materially inaccurate financial or other information pertaining to the Company or any of the subsidiaries of the Company with actual knowledge on the part of Executive that such financial or other information was inaccurate, (iii) Executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of the subsidiaries of the Company unless such refusal or willful failure is based upon a written directive of the Board of Directors of CSGS or the written advice of counsel, (iv) a material breach by Executive of any of his fiduciary duties to the Company or any of the subsidiaries of the Company and, if such breach is curable, Executive's failure to cure such breach within ten (10) days after Executive's receipt of a written notice from the Board of Directors of CSGS setting forth in reasonable detail the particulars of such breach, or (v) fraud or willful and material misconduct on the part of Executive in the performance of Executive's duties under this Agreement as determined in good faith by the Board of Directors of CSGS.

4.Continuing Obligations.  The following provisions of the Employment Agreement are incorporated in this Agreement by this reference and will remain in effect from and after the Separation Date as follows:

(a)Nondisclosure.  Paragraph 11 of the Employment Agreement (regarding the nondisclosure of confidential information, trade secrets, or proprietary data) will remain in effect in accordance with its provisions.

(b)Non-Solicitation of Employees.  Paragraph 18 of the Employment Agreement (regarding the non-solicitation of employees) will remain in effect in accordance with its provisions.

(c)Post-Termination Noncompetition.  Paragraph 19 of the Employment Agreement (regarding post-termination noncompetition) will remain in effect in accordance with its provisions.

5.Compensation, Benefits, and Other Payments Pursuant to Paragraph 10(d) of the Employment Agreement.  The Company and Executive agree that, unless the employment of Executive is terminated by the Company for Cause prior the Resignation Date, on the Resignation Date Executive will become entitled to all of the compensation, benefits, and other payments which are provided pursuant to Paragraph 10(d) of the Employment Agreement and that such compensation, benefits, and other payments will be payable in accordance with the terms and upon the conditions set forth in Paragraph 10(d) of the Employment Agreement; for such purpose, the provisions of Paragraph 10(d) of the Employment Agreement are incorporated in this Paragraph 5 by this reference.  The amount payable to Executive pursuant to Paragraph 10(d)(ii) of the Employment Agreement is $1,444,511.07.  The Resignation Date shall serve as the “Termination Date” referenced in Paragraph 10(d) of the Employment Agreement.  Because Executive will conditionally be entitled to continue to participate in the Company benefit plans specified in Paragraph 10(d)(iv) of the Employment Agreement after the Resignation Date, Executive’s COBRA rights shall not commence until the date on which Executive is no longer entitled to participate in such benefit plans.

6.Nonassignability.  Except for those rights that may accrue to Executive’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest of Executive under this Agreement shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such will be void.  No compensation or benefit due Executive under this Agreement shall in any way be subject to the debts, contracts, liabilities, engagements or torts of Executive or subject to attachment or legal process against Executive.

7.Entire Agreement; Modification.  Except as specifically set forth in Paragraph 4 and Paragraph 5 of this Agreement with respect to specified provisions of the Employment

Agreement incorporated in this Agreement, this Agreement will supersede the Employment Agreement in its entirety as of the Resignation Date, and the Employment Agreement will cease to have any further force or effect from and after the Resignation Date.  This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter of this Agreement and supersedes all prior agreements, arrangements, and understandings relating to that subject matter including, without limitation, the Employment Agreement (except as specifically set forth in the preceding sentence).  No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement.  No representation, promise, or inducement has been made to or relied upon by or on behalf of the Company or Executive concerning the subject matter of this Agreement which is not set forth in this Agreement.  In particular, Executive acknowledges and agrees that he is not entitled to receive from the Company any severance, incentive, or other compensation or payment related to his services to the Company or the termination of his employment by the Company, other than the compensation and payments specifically set forth in this Agreement.

8.Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a written instrument signed by the party charged with such waiver or estoppel.

9.Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

CSG Systems International, Inc.

9555 Maroon Circle

Englewood, CO 80112

Attn:  Chief Executive Officer

bret.griess@csgi.com

and

CSG Systems, Inc.

9555 Maroon Circle

Englewood, CO 80112

Attn:  Chief Executive Officer

bret.griess@csgi.com

To Executive:

Joseph Ruble

At the address, e-mail, or fax number of record in the Company’s file

and

Andrew Shoemaker

Shoemaker Ghiselli + Schwartz LLC

1811 Pearl Street

Boulder, CO  80302

ashoemaker@sgslitigation.com

All such notices shall be conclusively deemed to be received and shall be effective: (i) if sent by hand delivery, upon receipt, (ii) if sent by e-mail, telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

10.Source of Payments.  All cash payments provided for in this Agreement will be paid from the general funds of the Company.  Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.

11.Payment Acceleration upon Anticipated Change of Control.  If the Company enters into any definitive agreement whereby all or substantially all of the assets or stock of the Company is to be acquired by an unrelated third party, then the Company agrees that it will pay to Executive within 10 business days after the signing such definitive agreement by the parties thereto all payments to which Executive is entitled under this Agreement but which are then unpaid.

12.Federal Income Tax Withholding.  The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes to the extent required pursuant to any law or governmental regulation or ruling.

13.Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, then such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

14.Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15.Titles.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

16.Section 409A Compliance.

(a)Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding the foregoing provisions of this Agreement, if the payment of any compensation or benefits under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

(b)All taxable reimbursements pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(l)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amounts reimbursed under this Agreement during Executive’s taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

17.Governing Law; Venue.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.  Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the state or federal courts having jurisdiction in Denver, Colorado.  Each of Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that he or it may have to the laying of venue of any such suit, action, or proceeding in any such court.  If any dispute arises under this Agreement after a change in control of the Company has occurred, then the acquiring company shall pay the reasonable legal and associated fees of Executive reasonably incurred in connection with such dispute, regardless of the outcome of such dispute, unless it is determined that such dispute was initiated by Executive in bad faith and without a substantial basis in belief or fact.

18.Terms.  The term “affiliate” means any subsidiary, any officer, director or employee of the Company or any subsidiary, and any former officer, director or employee of the Company or any subsidiary.

19.Successor Obligations.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  As used in this Agreement, “Company” includes both the Company as defined above and any such successor to the Company's business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

20.Reimbursement of Attorney Fees.  The Company shall pay Executive’s legal counsel for any reasonable fees incurred in connection with Executive’s resignation and separation from the Company and the negotiation of this Agreement, promptly upon receipt of documentation of such fees.

21.Directors and Officers Insurance Coverage.

(a)General.  The Company hereby covenants and agrees that, so long as Executive shall continue to serve as an officer or director of the Company (or its subsidiaries or affiliates) and thereafter so long as Executive shall be subject to any possible proceeding by reason of the fact that Executive was an officer or director of the Company (or its subsidiaries or affiliates), the Company shall, subject to Section 21(b) below, use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, and Executive shall be a covered party under such D&O Insurance to the maximum extent of the coverage available for any director or officer of the Company.

(b)Commercial Reasonableness.  Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit and D&O Insurance is in fact not provided for the other directors and officers of the Company.

(c)Change in Control.  In the event of a Change in Control pursuant to which the Company or any successor is obligated to provide D&O Insurance for a period of time following the effective date of the transaction or to purchase a D&O Insurance tail policy, Executive shall be a covered party under such D&O Insurance or tail policy to the maximum extent of the coverage available for any director or officer of the Company.

22.Waiver and Release.  Promptly after the Separation Date, Executive and the Company will enter into a mutual waiver and release of all claims against the other (and in respect of the Company, its officers, directors, agents, and employees), whether known or unknown, in a form mutually acceptable to the Company and Executive.  Such release shall, on the part of Executive, contain provisions customarily included in a release executed by an employee in consideration of payments or benefits received by the employee in connection with the employee's termination of employment.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CSG SYSTEMS INTERNATIONAL, INC.

By: /s/ Bret C. Griess Chief Executive Officer

CSG SYSTEMS, INC.

By: /s/ Bret C. Griess Chief Executive Officer

/s/ Joseph T. Ruble Joseph T. Ruble